EXHIBIT 99.1

                                  Foodarama Supermarkets, Inc.
                                  Building 6, Suite 1
                                  922 Highway 33
                                  Freehold,  N.J. 07728

                                  CONTACT: Michael Shapiro
                                           Senior Vice President
                                           Chief Financial Officer
                                           (732) 294-2270

FOR IMMEDIATE RELEASE

FOODARAMA SUPERMARKETS, INC. REPORTS
SECOND QUARTER AND SIX MONTHS  RESULTS

      Freehold, N.J., June 9, 2006 -- Foodarama Supermarkets, Inc. (ASE-FSM) today announced that sales for the 13 weeks ended April 29, 2006 totaled $297,676,000, compared to $292,035,000 in the prior year period. Same store sales from the twenty-five stores operated in both periods increased 2.9% period to period. Sales for the current quarter included the operations of the location in Pennington, New Jersey purchased from Wakefern Food Corp. in September 2005.

      In the current quarter net income was $176,000 or $.17 per diluted share. The Company's earnings before interest taxes, depreciation and amortization ("EBITDA") for the second quarter ended April 29, 2006 were $10,090,000.

      For the thirteen weeks ended April 30, 2005 net income was $54,000 or $.05 per diluted share. The Company's EBITDA for the second quarter ended April 30, 2005 were $10,295,000.

      Sales for the 26 weeks ended April 29, 2006 were $621,547,000 compared to $609,624,000 in the prior year period. Same store sales from the twenty-five stores in operation in both periods increased 2.6% period to period. Sales for the current 26 week period included the operations of the location in Pennington, New Jersey. In November 2005, a location in Edison, New Jersey was closed at the end of its lease term.

      For the 26 weeks ended April 29, 2006 the Company reported net income of $789,000 or $.76 per diluted share. The Company's EBITDA for the six months ended April 29, 2006 were $21,071,000.

      For the 26 weeks ended April 30, 2005 net income was $307,000 or $.29 per diluted share. The Company's EBITDA for the six months ended April 30, 2005 were $21,032,000.

      EBITDA is presented because management believes that EBITDA is a useful supplement to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles reported net income to EBITDA:

                              Thirteen Weeks Ended             Twenty Six Weeks Ended
                              --------------------             ----------------------
                         April 29, 2006   April 30, 2005   April 29, 2006   April 30, 2005
                         --------------   --------------   --------------   --------------
Net income                  $   176,000      $    54,000      $   789,000      $   307,000
Add:
 Interest expense, net        4,430,000        4,606,000        9,022,000        9,230,000
 Income tax provision           108,000           34,000          486,000          189,000
 Depreciation                 5,277,000        5,498,000       10,588,000       10,992,000
 Amortization                    99,000          103,000          186,000          314,000
                            -----------      -----------      -----------      -----------
EBITDA                      $10,090,000      $10,295,000      $21,071,000      $21,032,000
                            ===========      ===========      ===========      ===========

                  FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
                  Consolidated Operating Highlights (Unaudited)

For the 13 Weeks Ended                     April 29, 2006     April 30, 2005
----------------------------               --------------     --------------

Sales ................................       $297,676,000       $292,035,000
Net income ...........................            176,000             54,000
Net  income per diluted share ........               $.17               $.05
Average shares outstanding ...........          1,047,013          1,032,098
EBITDA ...............................       $ 10,090,000       $ 10,295,000

For the 26 Weeks Ended                     April 29, 2006     April 30, 2005
-----------------------------              --------------     --------------

Sales ................................       $621,547,000       $609,624,000
Net income ...........................            789,000            307,000
Net  income  per diluted share .......               $.76               $.29
Average shares outstanding ...........          1,043,681          1,033,451
EBITDA ...............................       $ 21,071,000       $ 21,032,000